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                                                                     EXHIBIT 2.1


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION
                                       OF
                                CABLE LINK, INC.


                                    ARTICLE I

                               NAME OF CORPORATION

         The name of the Corporation shall be Cable Link, Inc.

                                   ARTICLE II

                                PRINCIPAL OFFICE

         The place in Ohio where its principal office is to be located is the City of Columbus, Franklin County.

                                   ARTICLE III

                                     PURPOSE

         The purposes for which it is formed are to engage in any business or activity for which corporations are formed under Chapter 1701 of the Revised Code of Ohio.

                                   ARTICLE IV

                                AUTHORIZED SHARES

         SECTION 1. Number and Class of Shares. The number of shares which the Corporation is authorized to have issued and outstanding is 2,000,000 shares. The classes and the aggregate number of shares of each class are as follows:

            (a) 1,800,000 Common Shares, without par value; and

            (b) 200,000 Preferred Shares, without par value.

         SECTION 2. Preferred Shares.

            2.1. Issuance in Series. Any unissued or treasury Preferred Shares may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors is hereby expressly authorized to adopt amendments to these Amended and Restated Articles of Incorporation in respect of any unissued or treasury Preferred Shares to, among other things, fix or change (a) the division of Preferred Shares into one or more series, (b) the designation and authorized number of shares of each series, and (c) the express terms of each series of Preferred Shares.

            2.2. Authority. The Board of Directors is hereby endowed with the maximum authority permitted by law to establish the express terms of any unissued or treasury Preferred Shares. It is the express intention of the shareholders that if, after the date hereof, the Ohio General Corporation Law is amended to increase the authority of the Board of Directors in this respect, the Board of Directors will have such increased authority without further amendment of these Amended and Restated Articles of Incorporation.


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         2.3. Priority of Preferred Shares in Event of Dissolution. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntarily or involuntarily, the holders of each series of Preferred Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, to receive, out of the net assets of the Corporation, the amount fixed and determined by the Board of Directors in any amendment to these Amended and Restated Articles of Incorporation providing for the issuance of a particular series of Preferred Shares, before any distribution shall be made to the holders of Common Shares. Except as otherwise provided in any amendment to these Amended and Restated Articles of Incorporation providing for the issuance of a particular series of Preferred Shares, neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2.3.

         2.4. Priority of Preferred Shares to Dividends or Other Distributions. As and when dividends or other distributions payable in cash, property or capital stock of the Corporation may be declared by the Board of Directors, holders of Preferred Shares shall be paid a dividend or distribution in an amount to be determined by the Board of Directors or pursuant to the terms of any amendment to these Amended and Restated Articles of Incorporation providing for the issuance of a particular series of Preferred Shares, before payment of any such dividend or distribution is made to holders of Common Shares.

                                    ARTICLE V

                              NO PRE-EMPTIVE RIGHTS

         No holder of shares of the Corporation shall have any pre-emptive right to subscribe for or to purchase any shares of the Corporation of any class or series, whether now or hereafter authorized.

                                   ARTICLE VI

                               SHAREHOLDER VOTING

         SECTION 1. General. Notwithstanding any provision of the Revised Code of Ohio, now or hereafter in force, requiring for any purpose the vote or consent of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or series of shares thereof, such action, unless otherwise expressly required by the provisions of this Article VI or the Corporation's Regulations, may be taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation, or of such class or series of shares thereof.

         SECTION 2. Control Share Acquisitions. Section 1701.831 of the Ohio Revised Code does not apply to control share acquisitions of the shares of this Corporation.

                                   ARTICLE VII

                               PURCHASE OF SHARES

         The Corporation, by action of its Board of Directors, may purchase or otherwise acquire shares of any class or series issued by it at such times, for such consideration and upon such terms and conditions as the Board of Directors may determine.

                                  ARTICLE VIII

                               EFFECT OF AMENDMENT

         These Amended and Restated Articles of Incorporation take the place of and supersede the Corporation's existing Articles of Incorporation as heretofore amended and restated.



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